UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 3, 2016

LION BIOTECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada
(State of Incorporation)

001-36860	75-3254381
Commission File Number	(I.R.S. Employer Identification No.)

112 W. 34th Street, 17th Floor
New York, NY	10120
(Address of Principal Executive Offices)	(Zip Code)

(212) 946-4856
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to an Executive Employment Agreement, dated September 28, 2016 (the “Agreement”), Gregory T. Schiffman was appointed as the new Chief Financial Officer of Lion Biotechnologies, Inc. (the “Company”), effective October 3, 2016.

Under the Agreement, the Company agreed to pay Mr. Schiffman a sign-on bonus of $40,000 and an annual salary of $450,000. In addition, the Company agreed to grant Mr. Schiffman stock options to purchase an aggregate of 300,000 shares of the Company’s common stock. The stock options will be granted at the next meeting of the Company’s Board of Directors, and will have an exercise price equal to the fair market value of the common stock on that date. Provided that Mr. Schiffman is still employed with the Company on the following dates, the foregoing stock options will vest in three installments as follows: (i) Options for the purchase of 100,000 shares shall vest on the one year anniversary of the date of the Agreement; and (ii) the remaining stock options shall vest as to 25,000 shares at the end of each quarter over the next two years, commencing with the first quarter following the first anniversary of the date of the Agreement. Mr. Schiffman will be eligible to participate in the Company’s annual incentive compensation program as approved annually by the Board of Directors. The target potential amount payable to Mr. Schiffman under his incentive plan, if earned, will be 40% of his base salary earned during the applicable calendar year. Compensation under the incentive plan will be conditioned on the satisfaction of individual and company objectives, as established in writing by the Company, and on the condition that Mr. Schiffman is still employed by Company on the 15th day of March of the year following the applicable incentive plan year.

Mr. Schiffman’s employment with the Company will be “at-will” and will not be for any specific period of time. If the Company terminates Mr. Schiffman without cause, Mr. Schiffman will receive (i) his base salary through the date of termination, (ii) a portion, prorated through the date of termination, of any incentive compensation he could have received for that year if he had remained employed with the Company through March 15 of the following year, and (iii) a severance payment equal to six month of his then base salary. In addition, upon a termination by the Company without cause, any then unvested stock options held by Mr. Schiffman will become fully vested and he will have six months from the date of termination within which to exercise his vested options.

Mr. Schiffman, age 58, was the Executive Vice President and Chief Financial Officer of StemCells, Inc. until August 15, 2016. StemCells, Inc. was a publicly traded company engaged in the research, development, and commercialization of stem cell therapeutics. Mr. Schiffman joined StemCells, Inc. in January 2014. From 2007 until he joined StemCells, Inc. Mr. Schiffman was the Executive Vice President and CFO of Dendreon Corporation, a publicly traded biotechnology company engaged in the discovery, development and commercialization of novel therapeutics cellular immunotherapy and small molecule products. In November 2014, Dendreon Corporation filed for a Chapter 11 bankruptcy restructuring. Prior joining Dendreon, he served as Executive Vice President and CFO at Affymetrix from 2001 to 2006, and Vice President, Finance at Applied Biosystems from 1998 to 2001. He served as Controller of Hewlett Packard’s European P.C. manufacturing and distribution operations in Grenoble, France, and as manufacturing manager and controller of its Netmetrix Division. Mr. Schiffman holds a bachelor's degree in accounting from De Paul University and an MBA from the Kellogg Graduate School of Management at Northwestern University. Mr. Schiffman also is a CPA in Illinois.

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Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Executive Employment Agreement, dated September 28, 2016, by and among Lion Biotechnologies, Inc. and Gregory T. Schiffman.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2016	LION BIOTECHNOLOGIES, INC.

	By:	/s/ MARIA FARDIS
Maria Fardis, Chief Executive Officer